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Exhibit(h)(2)
August 4, 2006
File No. 214611
Barrick Gold Corporation
Suite 3700
BCE Place, TD Canada Trust Tower
161 Bay Street
Toronto, ON M5J 2S1
Ladies and Gentlemen:
United States Federal Income Tax Considerations
We have acted as counsel to Barrick Gold Corporation, an Ontario corporation (“Barrick”), in connection with the Offer to the shareholders of NovaGold Resources Inc. (“NovaGold”) for all the outstanding common shares of NovaGold, together with the associated rights issued under the shareholder rights plan of NovaGold, as set forth in the Offer dated August 4, 2006 (the “Offer”) and the Circular dated August 4, 2006 (the “Circular”). All capitalized terms used and not otherwise defined herein shall have the meanings provided in the Offer and Circular.
For purposes of this opinion, we have reviewed the Offer and Circular and such other documents and matters of law and fact as we have considered necessary or appropriate, and we have assumed, with your consent, that the Offer will be completed in the manner set forth in the Tender Offer Statement under Section 14(d)-1 of the Securities Exchange Act of 1934, as amended, of Barrick to which this opinion is filed as an exhibit (the “Schedule TO”), including the Circular contained therein.
On the basis of the foregoing, and our consideration of such other matters of fact and law as we have deemed necessary or appropriate, we hereby confirm our opinion as set forth under the heading “United States Federal Income Tax Considerations” in the Circular subject to the limitations set forth therein.
This opinion is limited to the federal income tax laws of the United States and does not purport to discuss the consequences or effectiveness of the Offer under any other laws.

We hereby consent to the filing of this opinion as an exhibit to the Schedule TO and to the reference to us under the heading “United States Federal Income Tax Considerations” in the Circular.
Yours very truly,
Davies Ward Phillips & Vineberg llp